                                                                    EXHIBIT 12.1

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/DEFICIENCY IN THE
           COVERAGE OF FIXED CHARGES BY EARNINGS BEFORE FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                   FOR THE
                                                 NINE MONTHS
                                             ENDED SEPTEMBER 30,    FOR THE YEARS ENDED DECEMBER 31,
                                             -------------------   -----------------------------------
                                                    2001           2000   1999   1998    1997    1996
                                             -------------------   ----   ----   -----   ----   ------
Earnings before fixed charges:
  Income (loss) from continuing operations
     before income taxes...................         $716           $748   $510   $(679)  $204   $  563
  Interest and debt expense................          113            168    268     426    433      462
  Interest portion of rental expense.......           11             15     15      16     16       14
                                                    ----           ----   ----   -----   ----   ------
Earnings (loss) before fixed charges.......         $840           $931   $793   $(237)  $653   $1,039
                                                    ====           ====   ====   =====   ====   ======
Fixed charges:
  Interest and debt expense................         $113           $168   $268   $ 426   $433   $  462
  Interest portion of rental expense.......           11             15     15      16     16       14
                                                    ----           ----   ----   -----   ----   ------
          Total fixed charges..............         $124           $183   $283   $ 442   $449   $  476
                                                    ====           ====   ====   =====   ====   ======
Ratio of earnings to fixed charges.........          6.8            5.1    2.8      --    1.5      2.2
                                                    ====           ====   ====   =====   ====   ======
Deficiency in the coverage of fixed charges
  by earnings before fixed charges.........           --             --     --   $(679)    --       --
                                                    ====           ====   ====   =====   ====   ======